Exhibit 99.1

FOR IMMEDIATE RELEASE: JULY 27, 2017

LEGGETT & PLATT REPORTS 2Q EPS OF $.64 ON 3% SALES GROWTH

Carthage, MO, July 27, 2017 —

•	2Q sales were $989 million, a 3% increase versus 2Q 2016; same location sales grew 4%

•	2Q EPS was $.64

•	2017 sales guidance reduced 1% to $3.9-4.0 billion; EPS guidance narrowed to $2.55 to $2.65

Diversified manufacturer Leggett & Platt reported second quarter sales of $989 million, an increase of 3% versus second quarter 2016. Organic sales grew 4% from continued strength primarily in Automotive and Adjustable Bed, and raw-material related price inflation. Divestitures, net of acquisitions, reduced sales slightly.

Second quarter earnings were $.64 per share, versus $.72 in 2Q 2016. Compared to last year’s 2Q adjusted1 EPS of $.66, EPS declined $.02. The earnings benefit from sales growth and a lower effective tax rate was offset primarily by higher raw material costs. EBIT and EBIT margin declined versus second quarter last year due, in part, to the pricing lag the company experiences when passing along commodity inflation.

CEO Comments

President and CEO Karl G. Glassman commented, “The growth we experienced in the first quarter continued into the second, with organic sales growing 4% during 2Q from both volume gains and inflation. This is a welcome change after two years of reported quarterly sales declines in 2015 and 2016.

“Unit volume grew 2% in the second quarter, and 4% in the first quarter. The sequential decrease is attributable to demand softness in some end markets and stronger comps in 2Q last year. For the full year we are lowering our sales guidance range by $50 million, or approximately 1%. We now expect full year sales of $3.9-4.0 billion, and 4%-7% sales growth. Given the lower sales expectation, we are also reducing the midpoint of our full-year EPS guidance by $.05, to $2.60 (from $2.65).

“For a decade now our primary financial goal has been to achieve Total Shareholder Return (TSR) that ranks within the top third of the S&P 500 over rolling three-year periods. In the three-year period that began January 1, 2015, we have so far (over the last 31 months) generated TSR of 11% annually, which ranks within the top 40 percent of the S&P 500, and exceeds the 10% annual TSR of the S&P 500 index.

“We are achieving these results while maintaining our strong financial base. Net debt to net capital1 was 39% at quarter end, near the top of our 30% - 40% target range, reflecting working capital investment, stock repurchases, and increased acquisition activity. At quarter end, the company’s debt was 2.0 times its trailing 12-month adjusted1 EBITDA.”

Dividends and Stock Repurchases

In May, Leggett & Platt’s Board of Directors declared a $.36 second quarter dividend, two cents higher than last year’s second quarter dividend. This marks the company’s 46th annual dividend increase, a record of consecutive dividend increases that fewer than a dozen S&P 500 companies have exceeded. Leggett & Platt is proud of its dividend record and plans to extend it.

[1]	Refer to attached tables for non-GAAP reconciliations.

1 of 6

At yesterday’s closing share price of $51.83, the indicated annual dividend of $1.44 per share generates a dividend yield of 2.8%, one of the higher dividend yields among the 51 stocks of the S&P 500 Dividend Aristocrats.

During the second quarter the company repurchased 0.2 million shares of its stock and also issued 0.2 million shares. For the first half of 2017, the company repurchased 2.4 million shares, and issued 1.2 million through employee benefit plans and option exercises. At quarter’s end, 132.3 million shares were outstanding, a 0.8% decline over the last 12 months. For the full year, the company anticipates repurchasing approximately 3 million shares, and issuing approximately 1.5 million shares for employee benefit plans.

2017 Sales and EPS Guidance Modified

For 2017, EPS guidance is narrowed to a range of $2.55 to $2.65 versus the prior expectation of $2.55 to $2.75. The $.05 reduction to the midpoint of EPS guidance primarily reflects lower sales guidance. Sales are now anticipated to be $3.9-4.0 billion, which equates to growth of 4%-7%; this is a $50 million reduction versus the April sales guidance range. Unit volume growth is expected to be in the low-to-mid-single digits, from strength in Automotive, Adjustable Bed, International Spring, Work Furniture, and Geo Components. Raw material-related price increases should also contribute to sales growth. Based upon this guidance, 2017 EBIT margin should be approximately 12.5% to 13.0%.

Cash from operations is expected to approximate $450 million in 2017, with working capital increases from sales growth and inflation being a significant use of cash. Capital expenditures should be roughly $160 million, and dividend payments are expected to approximate $185 million. Dividend payout is targeted to be 50-60% of adjusted earnings.

The company’s top priorities for use of cash are organic growth, dividends, and strategic acquisitions. After funding those priorities, if there is cash available, the company generally intends to repurchase its stock (rather than repay debt early or stockpile cash). Management has standing authorization from the Board of Directors to buy up to 10 million shares each year; however, no specific repurchase commitment or timetable has been established.

SEGMENT RESULTS – Second Quarter 2017 (versus the same period in 2016)

Change to Segment Reporting – Effective January 1, the company’s segment reporting structure was modified to align with changes made to the management organizational structure. The company filed an 8-K on April 10, 2017 that included revised segment financials from 2012 through 2016 (quarters and years). The new structure is described in the 8-K; there were only two changes to the business unit structure:

•	The Home Furniture group moved from Residential Products to the Furniture Products segment (formerly called Commercial Products segment).

•	The Machinery group moved from Specialized Products to the Residential Products segment.

In addition, changes in LIFO reserve are now included within the segments to which they relate (primarily Industrial Products).

Residential Products – Total sales were flat. Acquisitions contributed 3% to sales growth. Same location sales declined 3%, as follows: i) sales volume declined 5%, primarily (4%) from fewer pass-through sales of adjustable beds; ii) inflation contributed 2% to sales growth. EBIT decreased $2 million; however, last year’s EBIT included a $7 million litigation gain. Setting aside that gain, EBIT improved due to pricing discipline and a favorable sales mix.

Industrial Products – Total sales decreased 7% due to divestitures completed in 2016. EBIT decreased $6 million due to the lag in recovering higher steel costs.

Furniture Products – Total sales increased 7%, primarily due to gains in Adjustable Bed. EBIT decreased $4 million due to an unfavorable sales mix and raw material cost increases.

Specialized Products – Total sales increased 1%. Same location sales increased 5%, with volume gains in Automotive partially offset by a currency impact and a decline in CVP. Divestitures, net of acquisitions, reduced sales by 3%. EBIT declined $11 million; however, 2016 included a net $8 million benefit from two unusual items (a gain on sale, and an offsetting goodwill impairment). The EBIT benefit from higher sales was more than offset by growth-related costs in Automotive, higher raw material costs, and other small items.

2 of 6

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 7:30 a.m. Central (8:30 a.m. Eastern) on Friday, July 28. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

Third quarter results will be released after the market closes on Thursday, October 26, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 134 year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The company is comprised of 17 business units, 21,000 employee-partners, and 130 manufacturing facilities located in 19 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) components for home furniture and work furniture; d) carpet cushion; e) adjustable beds; f) high-carbon drawn steel wire; and g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to achieve its longer-term operating targets and generate average annual TSR of 11%-14%, price and product competition from foreign and domestic competitors, the amount of share repurchases, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT:    Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Vice President of Investor Relations

Wendy M. Watson, Director of Investor Relations

3 of 6

LEGGETT & PLATT	Page 4 of 6	July 27, 2017

RESULTS OF OPERATIONS	SECOND QUARTER			YEAR TO DATE
(In millions, except per share data)	2017	2016	Change	2017	2016	Change
Net sales (from continuing operations)	$989.3	$958.9	3%	$1,949.6	$1,897.3	3%
Cost of goods sold	759.2	724.9		1,493.5	1,429.7

Gross profit	230.1	234.0	(2%)	456.1	467.6
Selling & administrative expenses	105.0	99.7	5%	211.4	204.8	3%
Amortization	4.7	4.8		9.8	9.9
Other expense (income), net	(1.9)	(17.0)		(3.3)	(20.7)

Earnings before interest and taxes	122.3	146.5	(17%)	238.2	273.6	(13%)
Net interest expense	8.9	9.3		17.5	17.7

Earnings before income taxes	113.4	137.2		220.7	255.9
Income taxes	25.8	37.7		47.0	65.4

Net earnings from continuing operations	87.6	99.5		173.7	190.5
Discontinued operations, net of tax	—	20.3		—	20.4

Net earnings	87.6	119.8		173.7	210.9
Less net income from non-controlling interest	—	1.4		—	(0.2)

Net earnings attributable to L&P	$87.6	$121.2	(28%)	$173.7	$210.7

Earnings per diluted share
From continuing operations	$0.64	$0.72	(11%)	$1.26	$1.35	(7%)
From discontinued operations	$0.00	$0.15		$0.00	$0.15
Net earnings per diluted share	$0.64	$0.87	(26%)	$1.26	$1.50
Shares outstanding
Common stock (at end of period)	132.3	133.4	(0.8%)	132.3	133.4
Basic (average for period)	136.0	137.8		136.4	138.4
Diluted (average for period)	137.4	140.1	(1.9%)	137.8	140.6

CASH FLOW	SECOND QUARTER			YEAR TO DATE
(In millions)	2017	2016	Change	2017	2016	Change
Net earnings	$87.6	$119.8		$173.7	$210.9
Depreciation and amortization	31.9	28.9		62.2	57.2
Working capital decrease (increase)	(30.1)	1.2		(109.6)	(25.5)
Impairments	0.1	3.7		0.1	3.7
Other operating activity	8.9	(2.8)		29.7	15.8

Net Cash from Operating Activity	$98.4	$150.8	(35%)	$156.1	$262.1	(40%)
Additions to PP&E	(44.8)	(30.2)		(79.1)	(57.9)	37%
Purchase of companies, net of cash	(0.9)	(0.5)		(38.8)	(16.9)
Proceeds from business and asset sales	0.3	51.7		1.6	54.0
Dividends paid	(45.0)	(43.0)		(90.4)	(86.5)
Repurchase of common stock, net	(10.4)	(55.4)		(113.3)	(160.8)
Additions (payments) to debt, net	60.8	7.8		215.0	88.6
Other	8.1	(46.6)		2.1	(51.0)

Increase (Decr.) in Cash & Equiv.	$66.5	$34.6		$53.2	$31.6

FINANCIAL POSITION	30-Jun
(In millions)	2017	2016	Change
Cash and equivalents	$335.1	$284.8
Receivables	577.7	534.7
Inventories	580.0	523.4
Other current assets	47.4	37.2

Total current assets	1,540.2	1,380.1	12%
Net fixed assets	616.2	553.1
Held for sale	11.0	12.8
Goodwill and other assets	1,114.1	1,085.8

TOTAL ASSETS	$3,281.5	$3,031.8	8%

Trade accounts payable	$388.3	$339.8
Current debt maturities	3.4	3.6
Other current liabilities	350.0	355.6

Total current liabilities	741.7	699.0	6%
Long term debt	1,183.5	1,044.3	13%
Deferred taxes and other liabilities	222.7	222.9
Equity	1,133.6	1,065.6	6%

Total Capitalization	2,539.8	2,332.8	9%

TOTAL LIABILITIES & EQUITY	$3,281.5	$3,031.8	8%

LEGGETT & PLATT	Page 5 of 6	July 27, 2017

SEGMENT RESULTS [1]	SECOND QUARTER			YEAR TO DATE
(In millions)	2017	2016	Change	2017	2016	Change
External Sales
Residential Products	$407.8	$408.0	(0.0%)	$799.1	$798.2	0.1%
Industrial Products	75.9	79.9	(5.0%)	145.7	157.0	(7.2%)
Furniture Products	267.2	235.6	13.4%	532.0	486.9	9.3%
Specialized Products	238.4	235.4	1.3%	472.8	455.2	3.9%

Total	$989.3	$958.9	3.2%	$1,949.6	$1,897.3	2.8%

Inter-Segment Sales
Residential Products	$4.2	$4.2		$9.0	$9.1
Industrial Products	63.3	70.2		128.9	150.3
Furniture Products	4.4	17.3		10.7	38.3
Specialized Products	1.7	1.8		3.6	3.5

Total	$73.6	$93.5		$152.2	$201.2

Total Sales (External + Inter-segment)
Residential Products	$412.0	$412.2	(0.0%)	$808.1	$807.3	0.1%
Industrial Products	139.2	150.1	(7.3%)	274.6	307.3	(10.6%)
Furniture Products	271.6	252.9	7.4%	542.7	525.2	3.3%
Specialized Products	240.1	237.2	1.2%	476.4	458.7	3.9%

Total	$1,062.9	$1,052.4	1.0%	$2,101.8	$2,098.5	0.2%

EBIT
Residential Products	$50.2	$52.2	(4%)	$92.7	$85.3	9%
Industrial Products	7.1	13.0	(45%)	15.9	33.1	(52%)
Furniture Products	20.3	24.6	(17%)	40.6	56.1	(28%)
Specialized Products	44.1	54.7	(19%)	87.1	98.2	(11%)
Intersegment eliminations and other	0.6	2.0		1.9	0.9

Total	$122.3	$146.5	(17%)	$238.2	$273.6	(13%)

EBIT Margin [2]			Basis Pts			Basis Pts
Residential Products	12.2%	12.7%	(50)	11.5%	10.6%	90
Industrial Products	5.1%	8.7%	(360)	5.8%	10.8%	(500)
Furniture Products	7.5%	9.7%	(220)	7.5%	10.7%	(320)
Specialized Products	18.4%	23.1%	(470)	18.3%	21.4%	(310)

Overall from Continuing Operations	12.4%	15.3%	(290)	12.2%	14.4%	(220)

LAST SIX QUARTERS	2016				2017
Selected Figures	1Q	2Q	3Q	4Q	1Q	2Q
Net Sales ($ million)	938	959	949	904	960	989
Sales Growth (vs. prior year)	(3%)	(4%)	(6%)	(4%)	2%	3%
Unit Volume Growth (same locations, vs. prior year)	4%	2%	(1%)	1%	4%	2%

Adjusted EBIT [3]	127	132	130	103	116	122
Cash from Operations ($ million)	111	151	124	167	58	98

Adjusted EBITDA (trailing twelve months) [3]	631	645	634	607	598	591
(Long term debt + current maturities) / Adj. EBITDA [3,4]	1.6	1.6	1.7	1.6	1.9	2.0

Same Location Sales (vs. prior year)	1Q	2Q	3Q	4Q	1Q	2Q
Residential Products	(5%)	(4%)	(8%)	(9%)	(2%)	(3%)
Industrial Products	(19%)	(13%)	(8%)	(4%)	(4%)	1%
Furniture Products	3%	(8%)	(5%)	(2%)	(0%)	6%
Specialized Products	9%	10%	7%	8%	9%	5%
Overall from Continuing Operations	(1%)	(1%)	(2%)	(1%)	4%	4%

[1]	Segment information reflects the Q1 2017 segment changes.
[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[3]	Refer to next page for non-GAAP reconciliations.
[4]	EBITDA based on trailing twelve months.

LEGGETT & PLATT	Page 6 of 6	July 27, 2017

RECONCILIATION OF REPORTED (GAAP) TO ADJUSTED (Non-GAAP) FINANCIAL MEASURES [8]
	2016				2017
Non-GAAP adjustments, Continuing Ops [5]	1Q	2Q	3Q	4Q	1Q	2Q
Gain on sale of operations	—	(11.2)	—	(15.7)	—	—
Goodwill and related asset impairment	—	3.7	—	—	—	—
Benefit from litigation settlement proceeds	—	(6.9)	—	—	—	—

Non-GAAP adjustments (pre-tax)	—	(14.4)	—	(15.7)	—	—
Income tax impact	—	5.4	—	6.5	—

Non-GAAP adjustments (after tax)	—	(9.0)	—	(9.2)	—	—

Diluted shares outstanding	141.2	140.1	139.4	139.2	138.1	137.4

EPS impact of non-GAAP adjustments	—	(0.06)	—	(0.07)	—	—

	2016				2017
Adjusted EBIT, Margin, and EPS [5]	1Q	2Q	3Q	4Q	1Q	2Q
EBIT (earnings before interest and taxes)	127.1	146.5	130.2	118.2	115.9	122.3
Non-GAAP adjustments (pre-tax)	—	(14.4)	—	(15.7)	—	—

Adjusted EBIT ($ millions)	127.1	132.1	130.2	102.5	115.9	122.3

Net sales from continuing operations	938	959	949	904	960	989

EBIT margin	13.5%	15.3%	13.7%	13.1%	12.1%	12.4%
Adjusted EBIT margin	13.5%	13.8%	13.7%	11.3%	12.1%	12.4%

Diluted EPS from Continuing Operations	0.63	0.72	0.67	0.60	0.62	$0.64
EPS impact of non-GAAP adjustments	—	(0.06)	—	(0.07)	—	—

Adjusted EPS ($)	0.63	0.66	0.67	0.53	0.62	0.64

	2016				2017
Net Debt to Net Capitalization [6]	1Q	2Q	3Q	4Q	1Q	2Q
Long term debt	1032	1044	1055	956	1120	1184
Current debt maturities	4	4	1	4	3	3

Total Debt	1036	1048	1056	960	1123	1187
Less cash and equivalents	(250)	(285)	(317)	(282)	(269)	(335)

Net Debt	786	763	739	678	854	852

Total capitalization	2344	2333	2383	2278	2403	2540
Current debt maturities	4	4	1	4	3	3
Less cash and equivalents	(250)	(285)	(317)	(282)	(269)	(335)

Net Capitalization	2098	2052	2067	2000	2137	2208

Long Term Debt to Total Capitalization	44%	45%	44%	42%	47%	47%
Net Debt to Net Capital	37%	37%	36%	34%	40%	39%

	2016				2017
Total Debt to EBITDA [7]	1Q	2Q	3Q	4Q	1Q	2Q
Total Debt	1036	1048	1056	960	1123	1187

EBIT	127.1	146.5	130.2	118.2	115.9	122.3
Depreciation and Amortization	28.3	28.9	29.2	29.0	30.3	31.9

EBITDA	155.4	175.4	159.4	147.2	146.2	154.2
Non-GAAP adjustments (pre-tax)	—	(14.4)	—	(15.7)	—	—

Adjusted EBITDA ($ millions)	155.4	161.0	159.4	131.5	146.2	154.2

Adjusted EBITDA, trailing 12 months	631	645	634	607	598	591

Total Debt / Adjusted 12-month EBITDA	1.6	1.6	1.7	1.6	1.9	2.0

[5]	Management and investors use these measures as supplemental information to assess operational performance.
[6]	These calculations portray debt position if the company was to use its cash to pay down debt. Management and investors use this ratio to track leverage trends across time periods with variable levels of cash.
[7]	Management and investors use this ratio as supplemental information to assess ability to pay off debt.
[8]	Calculations impacted by rounding.